FEDERATED ARMS FUND

                              5800 Corporate Drive

                            Pittsburgh, PA 15237-7000

                                    June 3, 1999

Dear Shareholder:

        You have recently received a Proxy Statement asking you to consider and vote on certain items pertaining to the Federated ARMS Fund (the "Trust"). The purpose of this letter is to correct Proposal #3(k) of the Proxy Statement.

        As you know, the Trust currently has the following investment policy:

               "The Trust will limit its investments to those that are permitted for purchase by federally chartered savings and loan associations pursuant to applicable rules, regulations, or interpretations of the Office of Thrift Supervision and by federal credit unions under the Federal Credit Union Act and the rules, regulations, and interpretations of the National Credit Union Administration."

        Shareholders will not be asked under Proposal #3(k) to eliminate or modify this or any other investment policy. Rather, shareholders will be asked under revised Proposal #3(k) to approve changing the above stated policy (rather than the policy erroneously set forth in the Proxy Statement) to non-fundamental from fundamental. A non-fundamental policy may be changed by the Board of Trustees without shareholder approval. The Trust, however, has no present intention to further modify this policy.

        The purpose of the requested change (like all of the proposed changes set forth in Proposals #3(a) to #3(t) and #4(a) to #4(d) in the Proxy Statement) is to allow the Trust greater flexibility to respond to future investment opportunities. The requested change of the policy set forth above to non-fundamental from fundamental is not expected to result in any current shareholder having to withdraw its investment from the Trust.

                                                   FEDERATED ARMS FUND